Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352–7777
Transcat Reports 8.4% Growth in Revenue for Fiscal 2009 Third Quarter
•	Growth driven by August 2008 acquisition; Achieves net revenue of $20.0 million

•	Service segment revenue up 10.5%

•	Gross margin dampened by Product segment mix and markets and economy-driven discounts
ROCHESTER, NY, January 28, 2009 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, 3-D metrology and repair services, today reported financial results for its third quarter of fiscal 2009, which ended December 27, 2008. Reported results include those of Westcon, Inc., a test and measurement instrument distributor and calibration laboratory located in Portland, Oregon, which was acquired on August 14, 2008.
Net revenue for the third quarter of fiscal 2009 was $20.0 million, an 8.4% increase compared with net revenue of $18.4 million in the third quarter of fiscal 2008. The increase was driven by the Westcon acquisition which added $1.6 million to net revenue for the quarter, whereas organic net revenue was relatively flat.
Net sales of the Company’s Distribution Products (Product segment), which represented 70% of total net revenue in the third quarter of fiscal 2009, were $14.0 million, a $1.0 million, or 7.5%, increase compared with the same period the prior fiscal year. Calibration Services (Service segment) revenue was up 10.5% to $6.0 million in the third quarter of fiscal 2009 compared with revenue of $5.4 million in the third quarter of fiscal 2008.
Net income was $0.3 million, or $0.05 per diluted share, in the third quarter of fiscal 2009 compared with $1.2 million, or $0.17 per diluted share, in the same period the prior fiscal year. The fiscal 2008 third quarter had the benefit of a $0.8 million reversal of a deferred tax asset valuation allowance. Excluding this item, net income for the third quarter of fiscal 2008 would have been $0.5 million, or $0.06 per diluted share.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “Despite the dramatic downturn in the economy in the last months of calendar 2008, organic Service segment revenue increased slightly in the quarter while the addition of Westcon was the primary reason for our top line growth. The relative steadiness of the regulated businesses we serve, such as life sciences that require consistent, quality calibration services, more than offset declines in energy and industrial markets.”
He continued, “The impact of the recession is more obvious in our Product segment business. Product sales were up 7.5% for the quarter with the acquisition; however, these results were below our expectations. Interestingly, through the seven months ended in October 2008, excluding the acquisition, the Product segment was trending toward record sales levels. These gains were lost during November and December when we had a rapid and significant downturn in orders.”
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter	Page 2 of 13
January 28, 2009
Third Quarter Fiscal 2009 Review
Gross profit was $4.7 million, or 23.7% of net revenue, in the third quarter of fiscal 2009 compared with $4.7 million, or 25.6% of net revenue, in the same period the prior fiscal year. Improved gross profit margin in the Service segment reflecting leverage gained in volume was offset by a decline in profit margins from Product segment sales due to changes in mix, markets and discounts relative to economically-driven pricing pressure.
Selling, marketing and warehouse expenses increased to $2.6 million in the third quarter of fiscal 2009 compared with $2.3 million in the same period the prior fiscal year primarily as a result of the addition of Westcon. Administrative expenses were $1.5 million for the third quarter of fiscal 2009 compared with $1.4 million in the third quarter of fiscal 2008. Included in Administrative expenses were approximately $0.2 million in one-time transition expenses related to the Westcon acquisition. Operating income for the third quarter of fiscal 2009 was $0.6 million, or 3.1% of net revenue, compared with $1.0 million, or 5.7% of net revenue, in the third quarter of fiscal 2008. Excluding transition expenses related to the Westcon acquisition, operating income for the third quarter of fiscal 2009 would have been $0.8 million, or 3.9% of net revenue.
In the third quarter of fiscal 2009, interest expense increased $0.02 million to $0.04 million on higher debt levels related to the Westcon acquisition, while other expense decreased $0.08 million to $0.06 million due to reduced foreign exchange losses. The Company has a program in place to hedge the majority of its risk to fluctuations in the value of the U.S. dollar relative to the Canadian dollar.
The provision for income taxes in the fiscal 2009 third quarter was $0.2 million, reflecting an effective tax rate of 34.6%. The fiscal 2008 third quarter reflected a $0.3 million tax benefit primarily due to the reversal of a $0.8 million deferred tax asset valuation allowance. For fiscal 2009, the effective tax rate is expected to be in the 38% to 40% range.
Product and Service Segment Review
Transcat is uniquely positioned to serve the process, life science, utility and manufacturing industries through its ability to bundle a wide variety of premium test and measurement instruments with quality calibration, 3-D metrology and repair services for its customers. Its automated calibration tracking and management systems, breadth of calibration capabilities and product lines, and its refined product delivery systems enable it to rapidly respond to its customers’ requirements for quick turn-around times, which it believes provides a competitive advantage.
Transcat has made significant progress in integrating Westcon into its business systems. This now allows the Company to efficiently operate as one entity on its core operating platform. As a result, moving forward, Transcat will not separately report results for Westcon.
Product Segment
Through its Product segment, Transcat markets and distributes national and proprietary brand instruments to over 13,500 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. The Product segment primarily uses direct marketing and the Company’s website, which has online ordering capabilities, to market to end-users as well as to resellers.
Product segment net sales increased 7.5% to $14.0 million in the third quarter of fiscal 2009 compared with $13.0 million, in the same period the prior fiscal year. The Westcon acquisition contributed sales of $1.3 million, which more than offset the 2.1%, or $0.3 million, sales decline from the organic business.
Average Product segment sales per day, including Westcon, were $226 thousand in the third quarter of fiscal 2009 compared with $213 thousand in the same period the prior fiscal year. Sales of the Company’s products over its website reached a record $1.1 million for the third quarter of fiscal 2009 up from $0.8 million in the third quarter of fiscal 2008.
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter	Page 3 of 13
January 28, 2009
Gross margin for the Product segment is a function of a number of factors including market channel mix, product mix and discounts to customers. Product segment gross profit in the third quarter of fiscal 2009 was $3.4 million, or 24.7% of net sales, compared with $3.7 million, or 28.1% of net sales, in the third quarter of fiscal 2008. The reduction in gross margin was attributable to higher international and reseller sales, which have lower margins, combined with lower sales to Canadian and U.S. customers, which typically have higher margins. Margins were also impacted by economic conditions in November and December 2008.
Product segment operating income was $0.9 million, or 6.5% of net product sales, in the third quarter of fiscal 2009 compared with $1.3 million, or 10.3% of net product sales, in the same period the prior fiscal year.
Mr. Hadeed commented, “As a leading distributor of the foremost brands of test and measurement equipment, we believe we are well-positioned in this economic turmoil because of our strong market share and solid financial position. We will continue to serve our customers well with our in-depth product expertise and rapid response, and we will also continue to pursue select target markets, such as wind energy, while carefully managing our costs.”
Transcat launched a marketing campaign in the third quarter of fiscal 2009 to further establish its position as a supplier to the wind energy industry. Key brands featured in its marketing materials include Stahlwille, Gedore, Megger and Fluke.
Service Segment
Transcat’s customers purchase calibration services for the purpose of measurably reducing their risk of product or process failures that can be caused by inaccurate measurements. Transcat annually performs more than 140,000 calibrations at its 12 Calibration Centers of Excellence, located throughout the United States, Canada and Puerto Rico, or at its customers’ locations.
Service segment revenue was $6.0 million in the third quarter of fiscal 2009, a 10.5% increase compared with $5.4 million in the same period the prior fiscal year. Westcon contributed $0.4 million in Service segment revenue in the third quarter of fiscal 2009. Service segment revenue from the life sciences industry more than offset declines in demand from industrial and energy markets.
The timing of calibration orders and segment expenses can vary on a quarter-to-quarter basis based on the nature of a customers’ business and calibration requirements. In general, a trailing twelve month trend provides a better indication of the progress of this segment. Service segment revenue for the trailing twelve months that ended December 27, 2008 was $24.0 million, up 7.9% when compared with $22.3 million for the trailing twelve month period that ended December 29, 2007.
The Company’s strategy has been to focus its investments in the core electrical, temperature, pressure and dimensional disciplines, and it has historically subcontracted 15% to 20% of its customers’ equipment to outside vendors for calibration beyond its scope of capabilities. In the third quarters of fiscal 2009 and 2008, approximately 78% and 79%, respectively, of Service segment revenue was generated by the Company’s staff of technicians while 18% and 19%, respectively, was subcontracted to outside vendors.
Service segment gross profit in the third quarter of fiscal 2009 was $1.3 million, or 21.4% of revenue, up 21% from $1.1 million, or 19.5% of revenue, in the same period the prior fiscal year. The improvement in gross profit reflects approximately 39% incremental margin from increased revenue. Service segment operating loss was $0.3 million in each of the third quarters of fiscal 2009 and 2008, respectively.
“We believe our breadth of services combined with our automated tracking and service management system make us a preferred provider of calibration services to quality-oriented businesses such as the Fortune 100 firms that are included in our customer base. We initiated the transfer of Westcon’s calibration customers into our system this last quarter and expect that our strong reputation will enable us to expand our combined West Coast business. As this segment continues to grow, its operating leverage should become more visible,” Mr. Hadeed noted.
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter	Page 4 of 13
January 28, 2009
Nine-Month Review
Net revenue for the first nine months of fiscal 2009 was $56.5 million, up 10.1% compared with net revenue of $51.3 million in the first nine months of fiscal 2008, with organic business revenue up 4.9%. The Westcon acquisition accounted for $2.7 million of the increase. Product segment net sales were $39.3 million in the first nine months of fiscal 2009, up $4.1 million, or 11.7%, compared with $35.2 million in the same period the prior fiscal year. Product sales generated over the Company’s website were $2.6 million in the first nine months of fiscal 2009, up 36.0% compared with website revenue of $1.9 million in the first nine months of fiscal 2008.
Service segment revenue was $17.2 million for the first nine months of fiscal 2009, up $1.1 million, or 6.8%, compared with the same period of fiscal 2008. Organic revenue was up $0.5 million, or 48%, of the increase. The tables at the end of the release reflect segment sales trends for the 2009 and 2008 nine-month periods.
Gross margin was 24.5% for the first nine months of fiscal 2009 compared with 25.7% in the same period the prior fiscal year. Product segment gross margin was 26.0% and 28.0% for the first nine months of fiscal 2009 and 2008, respectively. The year-over-year decline was a result of product mix and higher net sales through lower margin channels. Service segment gross margin improved to 21.1% in the first nine months of fiscal 2009 compared with 20.7% in the same period the prior fiscal year.
Operating expenses were $12.1 million in the first nine months of fiscal 2009 compared with $11.1 million in the same period the prior fiscal year. Included in the first nine months of fiscal 2009 were approximately $0.8 million in Westcon expenses including $0.2 million in non-recurring expenses related to integration. Year-over-year strategic investments in sales and marketing for the Service segment were somewhat offset by cost control measures in the organic business, including reductions in management bonus and profit sharing expense, which resulted in a 1.7% increase in operating expenses. Operating margin in the first nine months of fiscal 2009 was 3.1% compared with 4.1% in the first nine months of fiscal 2008.
Net income was $1.0 million, or $0.13 per diluted share, for the first nine months of fiscal 2009 compared with $1.6 million, or $0.23 per diluted share, for the same period the prior fiscal year. Fiscal year 2008 had a $0.11 per diluted share benefit from the previously mentioned reversal of a deferred tax asset valuation allowance.
Solid Balance Sheet and Steady Cash Generation
Cash generated from operations was $1.3 million in the first nine months of fiscal 2009 compared with $2.7 million in the same period the prior year. The reduced cash flow from operations primarily reflects lower net income and payments to reduce accounts payable in the current period. Long-term debt increased to $5.3 million at December 27, 2008, up from $0.3 million at March 29, 2008 and $4.3 million at September 27, 2008 as a result of the acquisition of Westcon, Inc. in August 2008. In addition, the Company’s working capital has increased by $1.8 million since March 29, 2008 primarily due to the Westcon acquisition.
Capital expenditures were $0.5 million in the third quarter of fiscal 2009 and $1 million for the nine month period ended December 27, 2008 and were focused on the expansion of calibration services capacity and capabilities. Transcat expects capital spending for fiscal 2009 to be approximately $1.5 million.
Outlook
Mr. Hadeed concluded, “We are not immune to the impacts of the recession, however, we do believe we are well positioned to weather the storm. For our Service segment, our financial strength should work to our advantage in gaining market share. We are focusing our sales and marketing assets on certain industries, such as life sciences, that require high quality calibration services as part of their regulated quality programs. Over the long term, we believe that our strategy to build stronger relations with more
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter	Page 5 of 13
January 28, 2009
businesses that respect the value and integrity of our services will contribute to continued growth in this segment. We expect that despite the recession we can have growth in this segment as we move through fiscal 2010.
Although we believe the Product segment is affected more heavily by the economy, as we saw dramatically in the last two months of calendar 2008, we will selectively focus our marketing dollars toward markets where we believe we can continue to gain market share.
As with many companies, it is unclear how long and to what extent the current economic conditions will impact our revenue. Additionally, margins could be weakened in this environment as we carefully evaluate the use of discounts to maintain a competitive advantage.
While the current economic cycle is working against us, we believe that our strategy is sound and will remain intact. We have developed significant competencies in our sales force and our laboratory technical staff and expect to maintain that infrastructure. We intend to reduce expenses, capital expenditures and inventory where possible without impacting service delivery. In spite of these efforts, we expect growth in operating income to slow until the economy recovers at which time we should be well positioned for future growth.”
Webcast and Conference Call
Transcat will host a conference call and live webcast at 1:30 p.m. ET, Thursday, January 29, 2009. During the teleconference, Charles P. Hadeed, President and CEO, and John J. Zimmer, Vice President Finance and CFO, will review the financial and operating results for the period and discuss Transcat’s corporate strategy and outlook. A question-and-answer session will follow.
Transcat’s conference call and webcast can be accessed the following ways:
•	The live webcast can be found at www.transcat.com. Participants should go to the website 10 – 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

•	The teleconference can be accessed by dialing (201) 689-8562, and entering conference ID number 309837 approximately 5 – 10 minutes prior to the call.
To listen to the archived call:
•	The archived webcast will be at www.transcat.com. A transcript will also be posted once available.

•	A replay can also be heard by calling (201) 612-7415, and entering conference ID number 309837 and account number 3055. The telephonic replay will be available from 4:30 p.m. on the day of release until 11:59 p.m. ET Thursday, February 5, 2009.
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade test and measurement instruments and accredited provider of calibration, 3-D metrology and repair services primarily for the life science, manufacturing, utility and process industries. Through its distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 13,500 global customers. The Company’s Master Catalog offers access to more than 25,000 test and measurement instruments. Transcat delivers precise, reliable, fast calibration, 3-D metrology and repair services across the United States, Canada and Puerto Rico through its 12 strategically located Centers of Excellence. Transcat’s calibration laboratories are all ISO-9001:2000 certified and the scope of accreditation for ISO/IEC 17025 is believed to be the broadest in the industry.
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter	Page 6 of 13
January 28, 2009
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Thomas Szulist, Kei Advisors LLC
Phone: (716) 843-3942 Email: tszulist@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter	Page 7 of 13
January 28, 2009
Transcat, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Product Sales	$13,986	$13,005	$39,251	$35,151
Service Revenue	6,006	5,435	17,204	16,104

Net Revenue	19,992	18,440	56,455	51,255

Cost of Products Sold	10,538	9,351	29,055	25,306
Cost of Services Sold	4,723	4,376	13,570	12,763

Total Cost of Products and Services Sold	15,261	13,727	42,625	38,069

Gross Profit	4,731	4,713	13,830	13,186

Selling, Marketing and Warehouse Expenses	2,606	2,304	7,323	6,627
Administrative Expenses	1,503	1,365	4,758	4,472

Total Operating Expenses	4,109	3,669	12,081	11,099

Operating Income	622	1,044	1,749	2,087

Interest Expense	43	17	70	80
Other Expense, net	56	135	68	425

Total Other Expense	99	152	138	505

Income Before Income Taxes	523	892	1,611	1,582
Provision for (Benefit from) Income Taxes	181	(316)	611	(58)

Net Income	342	1,208	1,000	1,640

Other Comprehensive (Loss) Income	(89)	(19)	(92)	438

Comprehensive Income	$253	$1,189	$908	$2,078

Basic Earnings Per Share	$0.05	$0.17	$0.14	$0.23
Average Shares Outstanding	7,373	7,162	7,280	7,119

Diluted Earnings Per Share	$0.05	$0.17	$0.13	$0.23
Average Shares Outstanding	7,599	7,314	7,486	7,266
Note: Certain prior period balances have been reclassified to conform with the current period presentation.
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter	Page 8 of 13
January 28, 2009
Transcat, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	(Unaudited)
	December 27,	March 29,
	2008	2008
ASSETS
Current Assets:
Cash	$78	$208
Accounts Receivable, less allowance for doubtful accounts of $78 and $56 as of December 27, 2008 and March 29, 2008, respectively	8,689	9,346
Other Receivables	818	370
Inventory, net	5,534	5,442
Prepaid Expenses and Other Current Assets	1,055	773
Deferred Tax Asset	275	248

Total Current Assets	16,449	16,387
Property and Equipment, net	3,741	3,211
Goodwill	7,923	2,967
Intangible Asset, net	1,137	–
Deferred Tax Asset	805	1,435
Other Assets	367	344

Total Assets	$30,422	$24,344

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$4,765	$5,947
Accrued Compensation and Other Liabilities	1,994	2,489
Income Taxes Payable	–	62
Total Current Liabilities	6,759	8,498
Long-Term Debt	5,311	302
Other Liabilities	495	427
Total Liabilities	12,565	9,227

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,648,907 and 7,446,223 shares issued as of December 27, 2008 and March 29, 2008, respectively; 7,373,125 and 7,170,441 shares outstanding as of December 27, 2008 and March 29, 2008, respectively	3,824	3,723
Capital in Excess of Par Value	8,380	6,649
Accumulated Other Comprehensive Income	344	436
Retained Earnings	6,297	5,297
Less: Treasury Stock, at cost, 275,782 shares as of December 27, 2008 and March 29, 2008	(988)	(988)

Total Shareholders’ Equity	17,857	15,117

Total Liabilities and Shareholders’ Equity	$30,422	$24,344

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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter January 28, 2009	Page 9 of 13
Transcat, Inc.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Nine Months Ended
	December 27,	December 29,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$1,000	$1,640
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Deferred Income Taxes	168	(333)
Depreciation and Amortization	1,365	1,290
Provision for (Recovery of) Accounts Receivable and Inventory Reserves	111	(48)
Stock-Based Compensation Expense	476	601
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	1,050	409
Inventory	308	(1,200)
Prepaid Expenses and Other Assets	(792)	(859)
Accounts Payable	(1,568)	1,402
Accrued Compensation and Other Liabilities	(522)	(287)
Income Taxes Payable	(251)	55

Net Cash Provided by Operating Activities	1,345	2,670

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,038)	(1,351)
Purchase of Westcon, Inc., net of cash acquired	(5,641)	–

Net Cash Used in Investing Activities	(6,679)	(1,351)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	4,945	(1,637)
Payments on Other Debt Obligations	(4)	–
Issuance of Common Stock	202	219
Excess Tax Benefits Related to Stock-Based Compensation	41	–

Net Cash Provided by (Used in) Financing Activities	5,184	(1,418)

Effect of Exchange Rate Changes on Cash	20	44

Net Decrease in Cash	(130)	(55)
Cash at Beginning of Period	208	357

Cash at End of Period	$78	$302

Supplemental Disclosures of Cash Flow Activity:
Cash paid during the period for:
Interest	$42	$90
Income Taxes, net	$729	$264

Supplemental Disclosure of Non-Cash Investing Activity:
Stock Issued in Connection with Business Acquisition	$1,113	$–
Capital Lease Obligation	$49	$–
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter January 28, 2009	Page 10 of 13
Transcat Inc.
Fiscal 2009 Third Quarter
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended	$	%
	December 27, 2008	December 29, 2007	Change	Change

Product

Net sales	$13,986	$13,005	$981	7.5%

Gross profit	$3,448	$3,654	$(206)	(5.6)%
Margin	24.7%	28.1%

Operating income	$908	$1,338	$(430)	(32.1)%
Margin	6.5%	10.3%

Service
Net revenue	$6,006	$5,435	$571	10.5%

Gross profit	$1,283	$1,059	$224	21.2%
Margin	21.4%	19.5%

Operating income (loss)	$(286)	$(294)	$8	2.7%
Margin	(4.8)%	(5.4)%

Consolidated
Net revenue	$19,992	$18,440	$1,552	8.4%

Gross profit	$4,731	$4,713	$18	0.4%
Margin	23.7%	25.6%

Operating income	$622	$1,044	$(422)	(40.4)%
Margin	3.1%	5.7%
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter January 28, 2009	Page 11 of 13
Transcat Inc.
Fiscal 2009 Nine Months
Additional Information
Business Segment Data
(Dollars in thousands)

	(Unaudited)	(Unaudited)
	Nine months ended	Nine months ended	$	%
	December 27, 2008	December 29, 2007	Change	Change

Product
Net sales	$39,251	$35,151	$4,100	11.7%

Gross profit	$10,196	$9,845	$351	3.6%
Margin	26.0%	28.0%

Operating income	$2,921	$2,949	$(28)	(0.9)%
Margin	7.4%	8.4%

Service
Net revenue	$17,204	$16,104	$1,100	6.8%

Gross profit	$3,634	$3,341	$293	8.8%
Margin	21.1%	20.7%

Operating loss	$(1,172)	$(862)	$(310)	(36.0)%
Margin	(6.8)%	(5.4)%

Consolidated
Net revenue	$56,455	$51,255	$5,200	10.1%

Gross profit	$13,830	$13,186	$644	4.9%
Margin	24.5%	25.7%

Operating income	$1,749	$2,087	$(338)	(16.2)%
Margin	3.1%	4.1%
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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter January 28, 2009	Page 12 of 13
Transcat Inc.
Additional Information
PRODUCT SEGMENT SALES BY MARKET CHANNEL
(Amounts in thousands)
(Unaudited)

	FY 2009
					FY 2009	% of
	Q1	Q2	Q3	Q4	YTD Total	Total
Direct	$10,074	$10,051	$11,147		$31,272	79.7%
Reseller	2,039	2,699	2,675		7,413	18.9%
Freight Billed to Customers	198	204	164		566	1.4%

Total Product Sales	$12,311	$12,954	$13,986		$39,251

	FY 2008
					FY 2008	% of
	Q1	Q2	Q3	Q4	Total	Total
Direct	$9,170	$9,520	$11,137	$10,465	$40,292	84.8%
Reseller	1,587	1,520	1,686	1,731	6,524	13.7%
Freight Billed to Customers	170	179	182	192	723	1.5%

Total Product Sales	$10,927	$11,219	$13,005	$12,388	$47,539

PRODUCT SALES PER BUSINESS DAY
(Dollars in thousands)
(Unaudited)

	FY 2009
					FY 2009 YTD
	Q1	Q2	Q3	Q4	Total
Number of business days	64	63	62		189
Total product sales	$12,311	$12,954	$13,986		$39,251

Sales per day	$192	$206	$226		$208

	FY 2008
					FY 2008
	Q1	Q2	Q3	Q4	Total
Number of business days	64	63	61	63	251
Total product sales	$10,927	$11,219	$13,005	$12,388	$47,539

Sales per day	$171	$178	$213	$197	$189

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Transcat Reports 8.4% Increase in Revenue for Fiscal 2009 Third Quarter January 28, 2009	Page 13 of 13
PRODUCT SEGMENT SALES BY REGION
(Amounts in thousands)
(Unaudited)

	FY 2009
	Q1	Q2	Q3	Q4	FY 2009 YTD Total	% of Total
United States	$9,484	$10,066	$11,540		$31,090	79.2%
Canada	784	999	866		2,649	6.8%
Other International	1,845	1,685	1,416		4,946	12.6%
Freight Billed to Customers	198	204	164		566	1.4%

Total	$12,311	$12,954	$13,986		$39,251

	FY 2008
					FY 2008	% of
	Q1	Q2	Q3	Q4	Total	Total
United States	$8,443	$8,630	$10,093	$9,803	$36,969	77.8%
Canada	1,026	888	1,176	966	4,056	8.5%
Other International	1,288	1,522	1,554	1,427	5,791	12.2%
Freight Billed to Customers	170	179	182	192	723	1.5%

Total	$10,927	$11,219	$13,005	$12,388	$47,539

SERVICE SEGMENT REVENUE BY TYPE
(Amounts in thousands)
(Unaudited)

	FY 2009
					FY 2009 YTD	% of
	Q1	Q2	Q3	Q4	Total	Total
Depot/On-site	$4,478	$4,441	$4,705		$13,624	79.2%
Outsourced	911	1,065	1,093		3,069	17.8%
Freight Billed to Customers	153	150	208		511	3.0%

Total Service Revenue	$5,542	$5,656	$6,006		$17,204

	FY 2008
	Q1	Q2	Q3	Q4	FY 2008 Total	% of Total
Depot/On-site	$4,170	$4,266	$4,284	$5,516	$18,236	79.6%
Outsourced	956	995	1,009	1,118	4,078	17.8%
Freight Billed to Customers	137	145	142	176	600	2.6%

Total Service Revenue	$5,263	$5,406	$5,435	$6,810	$22,914

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